Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Insured Quality Municipal Fund,
Inc.
33-37503, 811-06206

An annual meeting of the shareholders of the Nuveen Insured Quality Municipal Fund, Inc.
(the Fund) was held on July 28, 2003.

The purpose of the meeting was to

1. elect twelve (12) trustees to serve until
2. their successors shall have been duly
3. elected and qualified;
4. approve changes to the Funds
5. fundamental investment policies.
6. To approve an Agreement and Plan of
7. Reorganization and Liquidation and the
8. transactions contemplated thereby, the net
9. effect of which would be to reorganize the
10. Fund into a newly created Massachusetts
11. business trust.


1. Twelve trustees in total were elected by
2. the
3. shareholders, to serve until the next
4. Annual Meeting and until successors shall
5. have been duly elected and qualified.  The
6. Trustees elected to serve are listed below.

William E. Bennett
Robert P. Bremner
Lawrence H. Brown
Jack B. Evans
Anne E. Impellizzeri
William L. Kissick
Thomas E. Leafstrand
Peter R. Sawers
William J. Schneider
Judith M. Stockdale
Timothy R. Schwertfeger
Sheila W. Wellington

The twelve trustees noted above constitute the total number of trustees in office at October 31, 2003.

2. Approval of changes to the Funds
3. fundamental
4. investment policies:

To approve a change to a fundamental investment restriction with respect to lending:

The number of common shares voted in the
affirmative:  15,055,644
and
the number of negative votes:  1,435,593

The number of Munipreferred shares voted in the
affirmative:  2,069
and
the number of negative votes:  179


To approve a change to a fundamental investment restriction with respect to borrowing:

The number of common shares voted in the
affirmative:  14,499,490
and
the number of negative votes:  1,494,040

The number of Munipreferred shares voted in the
affirmative:  2,069
and
the number of negative votes:  179


In the matter of approving an Agreement and Plan of Reorganization and the transactions contemplated thereby:

The number of common shares voted in the
affirmative:  15,213,809
and
the number of negative votes:  1,300,109

The number of Munipreferred shares voted in the
affirmative:  2,094
and
the number of negative votes:  151


Proxy materials are herein incorporated by reference to the SEC filing on June 16, 2003, under Conformed Submission Type DEF N-14/A, accession number 0000950137-03-003400